Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

As of December 31, 2019, Medifast, Inc. has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) our common stock, par value $0.001 per share (“common stock”), and (ii) our preferred stock purchase rights (the “Rights”).

References in the following discussion to the “Company,” “we,” “our” and “us” and similar references mean Medifast, Inc. excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries.

The following is a summary description of such securities, and does not purport to be complete.  For a complete description of the terms and provisions of such securities, refer to our Restated and Amended Certificate of Incorporation (our “Charter”), Amended and Restated Bylaws (our “Bylaws”) and the Rights Agreement (as defined below).  This summary description is qualified in its entirety by reference to these documents, each of which is included as an exhibit to the Annual Report on Form 10-K to which this exhibit is a part, and the Delaware General Corporation Law (the “DGCL”).

AUTHORIZED CAPITAL STOCK

Pursuant to our Charter, the total number of shares of all classes of capital stock which we are authorized to issue is 21,500,000 shares, consisting of: (9) 20,000,000 shares of common stock and (ii) 1,500,000 shares of preferred stock, par value $0.001 per share (“preferred stock”), of which 150,000 shares are designated as Series D Junior Participating Preferred Stock and . 150,000 shares are designated as Series E Junior Participating Preferred Stock (“Series E Preferred Stock”).

COMMON STOCK

Voting and Other Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by our stockholders, including the election of directors, and do not have cumulative voting rights.  Shares representing a majority of the votes entitled to be cast on a matter, represented in person or by proxy, will constitute a quorum at all meetings of stockholders. Except as otherwise provided in our Charter, our Bylaws, a preferred stock designation or by law, the affirmative vote of a majority of the votes cast at a meeting of stockholders by the holders of stock entitled to vote thereat will be the act of the stockholders, provided that, with respect to the election of directors, if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the affirmative vote of a plurality of the votes cast. Our directors elected at each annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders. Each director shall hold office until such director’s successor is elected and qualified or until such director’s earlier resignation or removal.

Dividends

Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors (our “Board”) out of legally available funds.

Liquidation, Redemption and Preemptive Rights

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.  Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.  The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Pursuant to our Charter, our Board has the authority, without further action by the stockholders to designate and issue up to 1,500,000 shares of preferred stock in one or more series, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of that series, but not below the number of shares of such series then outstanding.

The DGCL provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Charter if the amendment would change the par value, the number of authorized shares of the class or the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be.  This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.  Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

PREFERRED STOCK PURCHASE RIGHTS

Rights Agreement

On November 20, 2019, we entered into the Rights Agreement, dated as of November 21, 2019 (the “Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent.

Rights Dividend

Pursuant to the Rights Agreement, our Board declared a dividend distribution of one Right for each outstanding share of our common stock to stockholders of record as of the close of business on December 21, 2019 (the “Record Date”).  In addition, one Right will automatically attach to each share of common stock issued between the Record Date and the Distribution Date (defined below).  Each Right entitles the registered holder thereof to purchase one one-thousandth of a share of our Series E Preferred Stock at an exercise price of $310.00 per share (the “Exercise Price”), subject to adjustment, under certain conditions specified in the Rights Agreement and summarized below. This portion of a share of Series E Preferred Stock will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

Distribution Date

Initially, the Rights are not exercisable and are attached to and trade with all shares of common stock outstanding as of, and issued subsequent to, the Record Date.  The Rights will separate from the common stock and will become exercisable upon the close of business on the tenth business day following the first date of public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership (as defined in the Rights Agreement) of 10% or more of the outstanding shares of common stock (the “Distribution Date”), subject to certain exceptions as set forth in the Rights Agreement.

Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the common stock certificates (or registration on the Company’s stock ledger) will also evidence the Rights, and any transfer of shares of common stock will constitute a transfer of Rights. After the Distribution Date, the Rights will separate from the common stock and be evidenced or by Rights certificates that we will mail to all eligible holders of common stock (“Rights Certificates”). Any Rights held by an Acquiring Person are null and void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person

Flip In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person shall thereafter have the right to receive, upon exercise, that number of shares of common stock (or, in certain circumstances, cash, property or other securities of the Company) which equals the Exercise Price divided by 50% of the current market price per share of common stock at the date of the occurrence of such event.

Flip Over. If the Company is later acquired in a merger or similar transaction after the Distribution Date, all holders of Rights except the Acquiring Person shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the Exercise Price divided by 50% of the current market price of such common stock at the date of the occurrence of the event.

Notional Shares. Shares held by affiliates and associates of an Acquiring Person, and notional shares that are the subject of or the reference securities for, underlie, or are beneficially owned, directly or indirectly, by a counterparty under, a derivatives contract with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Series E Preferred Stock Provisions

Each one one-thousandth of a share of Series E Preferred Stock, if issued:

•will not be redeemable;

•will entitle its holder to quarterly dividend payments of $0.001 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater;

•will entitle its holder upon liquidation either to receive $1.00 or an amount equal to the payment made on one share of common stock, whichever is greater;

•will have the same voting power as one share of common stock; and

•if shares of the common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

The value of one one-thousandth interest in a share of Series E Preferred Stock should approximate the value of one share of common stock.

Expiration

The Rights will expire on October 21, 2020.

Redemption

The Board may redeem the Rights for $0.001 per Right at any time before any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.001 per Right. The redemption price will be adjusted if the Company has a stock split or stock dividends of its common stock.

Exchange

After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the outstanding common stock, the Board may extinguish the Rights by exchanging one share of common stock or an equivalent security for each Right, other than Rights held by the Acquiring Person.

Anti-Dilution Provisions

The Board may adjust the purchase price of the Series E Preferred Stock, the number of Series E Preferred Stock issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the Series E Preferred Stock or common stock. No adjustments to the Exercise Price of less than 1% will be made.

Amendments

The terms of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, the Board may not amend the agreement in a way that adversely affects holders of the Rights.

Miscellaneous

Until a Right is exercised, the holder thereof, as such, will have no separate rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends in respect of the Rights. Although the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for common stock (or other consideration) or for common stock of the acquiring company or in the event of the redemption of the Rights as set forth above.

Anti-Takeover Effects

The Rights may have certain anti-takeover effects. The Rights may cause substantial dilution to any person or group that attempts to acquire the Company without the approval of the Board. As a result, the overall effect of the Rights may be to render more difficult or discourage a merger, tender offer or other business combination involving the Company that is not supported by the Board.

DELAWARE ANTI-TAKEOVER LAW AND PROVISIONS OF OUR CHARTER AND OUR BYLAWS

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•prior to the time the stockholder became an interested stockholder, the corporation’s board of directors approved either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, among other things and in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also adversely affect the market price of our common stock and any other securities that we may issue.

Charter and Bylaws

Provisions of our Charter and our Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests.  Therefore, these provisions could adversely affect the price of our common stock.  Among other things, our Charter and our Bylaws:

•permit our Board to issue up to 1,500,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•provide that the authorized number of directors may be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the total number of directors which the Company would have if there were no vacancies (the “Whole Board”);

•provide that any vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, as well as newly created directorships, may, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders;

•provide that no action taken by our stockholders by written consent will be effective until independent inspectors engaged by the Company for the purpose of performing a ministerial review of the validity of the consents and revocations have completed their review, determined that the requisite number of valid and unrevoked consents delivered to the Company in accordance with our Bylaws and applicable law have been obtained to authorize or take the action specified in the consents, and certified such determination for entry in the records of the Company kept for the purpose of recording the proceedings of meetings of stockholders; and

•provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of our common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and provide that special meetings of our stockholders may be called only by (1) our Chairman of the Board, our President or our Secretary when directed to do so by resolution of the Board, (2) our Secretary at the written request of directors representing a majority of the Whole Board or (3) our Secretary upon the written request of the holders of record of at least a majority of the outstanding shares of common stock of the Company.

Any of these provisions may be amended by a majority of our Board, subject to certain limitations as set forth in our Charter, Bylaws and any certificate of designation.